Exhibit 10.32

SALE AND PURCHASE AGREEMENT

THIS SALE AND PURCHASE AGREEMENT (“Agreement”) is made between MID-ATLANTIC (PENCADER) INDUSTRIAL CORPORATION, a Maryland corporation (“Seller”), and DCT INDUSTRIAL OPERATING PARTNERSHIP LP, a Delaware limited partnership (“Buyer”), CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent”) joins in this Agreement for the purposes set forth below. The effective date of this Agreement (the “Effective Date”) shall be the date on which the last of the Seller or Buyer sign this Agreement below.

WHEREAS, Seller is the owner of a real estate project comprised of an industrial building containing approximately 128,860 rentable square feet of space, situated on a parcel of land more particularly described in Exhibit A attached hereto, all located at 405 Pencader Drive in Newark, Delaware.

AND, WHEREAS, Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, such land and building together with (i) all improvements and fixtures thereto (the “Improvements”), (ii) the landlord’s interest in all leases of portions of such real property (including all guaranties thereof), including any such leases which may be made by Seller after the Effective Date and prior to Closing (defined herein) as permitted by this Agreement (the “Leases”), (iii) the tangible personal property (“Tangible Personal Property”) and intangible personal property (“Intangible Personal Property”) located on or related to the land, building or other Improvements as of the Effective Date, including without limitation all trade names and trademarks associated therewith, the plans and specifications and other architectural and engineering drawings for the Improvements (if any), any building or system warranties and guaranties (if any), all rights under any contracts binding Seller and related to the construction, operation, ownership or management of such real property (collectively the “Contracts”), governmental permits, approvals and licenses (to the extent assignable), and all equipment, machinery, furniture, furnishings, supplies and other tangible personal property owned by Seller (including Seller’s interest in any such property leased by Seller) now or hereafter located in and used in connection with the operation, ownership or management of the Property (all of the foregoing, collectively the “Property”), under all of the terms set forth herein.

NOW, THEREFORE, for good and valuable consideration, Seller hereby agrees to sell the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller, under all of the following terms and conditions:

1.                                          Price and Deposit.

1.01                           Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be $7,550,000.00.

1.02                           Payment. The Purchase Price shall be paid as follows:

(a)                             On the Effective Date of this Agreement, Buyer shall pay an amount of $375,000.00 (the “Deposit”). Any portion of the Deposit paid to the Escrow Agent shall be held by the Escrow Agent in accounts approved by Seller and applied in accordance with the terms of this Agreement. Any interest earned on the Deposit shall be deemed part of the Deposit and paid together with the principal portion of the Deposit according to the terms hereof.

(b)                            Upon closing under this Agreement, the Deposit and the remainder of the Purchase Price, subject to closing adjustments provided herein, shall be paid by wire transfer of funds to Seller’s account.

2.                                       Review of Property.

2.01                           Due Diligence Materials. Within 5 business days after the Effective Date, Seller shall deliver to Buyer, or make available for review by Buyer, copies of the documents listed in Exhibit B to this Agreement which are in the Seller’s possession (collectively the “Due Diligence Materials”). Buyer acknowledges and agrees that Buyer shall be responsible for verifying through Buyer’s own due diligence the accuracy and completeness of all documents and information, including the foregoing Due Diligence Materials, provided by Seller to Buyer, and any reliance by Buyer on such documents and information shall be at Buyer’s own risk and expense. In addition, Buyer expressly acknowledges and agrees that Seller shall not be obligated to furnish, nor shall Buyer be entitled to review or have access to, any confidential, proprietary or privileged documents or information connected with the Property, including but not limited to opinions, appraisals, audits, internal memoranda or other documents, internal work product or other similar documents, which are in the possession or control of Seller. In connection with its purchase of the Property, Buyer may review and approve the Due Diligence Materials, as well as title to the Property, the physical condition of the Property, all zoning, land use, building, environmental and other statutes, rules or regulations applicable to the Property, and any other matters relevant to acquisition, ownership and operation of the Property (collectively the “Property Information”), all as Buyer deems appropriate or necessary, and all as subject to §2.02 and §2.04 hereof. Likewise, notwithstanding anything to the contrary herein, Seller makes no representation or warranty whatsoever as to the truth, accuracy or completeness of any materials or information, including but not limited to the Due Diligence Materials and any other materials relating to the Property Information, delivered or made available by Seller to Buyer in connection with the transaction contemplated herein.

2.02                           Study Period. Buyer shall have a period, commencing upon the Effective Date and extending through and expiring on November 21, 2006 (the “Study Period”), in which to examine, inspect and investigate the Due Diligence Materials and the other Property Information, and to determine in the Buyer’s sole discretion if the Property is acceptable for purchase by Buyer. If Buyer determines for any reason (or for no reason) to not purchase the Property, then Buyer shall have the right, in its sole discretion, to terminate this Agreement upon written notice to Seller delivered prior to the expiration of the Study Period, in which event the Deposit shall be returned to Buyer and the parties shall have no further liability hereunder (except as may be expressly provided herein upon termination). In the event Buyer does not so notify Seller of its election to terminate this Agreement prior to expiration of the Study Period, Buyer shall be deemed to have reviewed, approved and accepted the Property Information and automatically waived its right to terminate this Agreement (except as may otherwise be expressly provided herein), and the parties shall proceed to closing in accordance with the terms set forth herein.

2.03                           Right of Entry. During the Study Period, Buyer and its agents shall have the right to enter the Property for the purpose of examining the environmental, structural and other physical conditions of the Property. Such right of entry shall be governed by the following provisions:

(a)                                  In exercising such right of entry, the Buyer agrees to not interfere with the operation of the Property or the rights of tenants therein. Furthermore, Buyer shall not take any core samples, install any monitoring wells or undertake any other invasive tests or studies, or communicate with any government agencies or officials with respect to environmental matters, without the Seller’s prior written consent. In all events, Buyer shall fully repair and restore the Property if any physical damage is caused by the exercise of such rights.

(b)                                 Buyer shall not contact or communicate with any tenants at the Property without prior consent of Seller and without affording Seller an opportunity to review written communications in advance or accompany Buyer on visits to tenants (as the case may be). In addition, Buyer shall not communicate the results of any tests, inspections or other due diligence efforts by Buyer regarding the Property to any officials at environmental, zoning, assessment or other government agencies without the Seller’s prior consent (which consent may be withheld by Seller for any reason).

(c)                                  Prior to entering onto the Property, Buyer, as well as any consultants or other third parties performing tests and studies of the Property, shall deliver to Seller certificates evidencing (1) commercial general liability insurance coverage against injury (including death) and property damage with a limit of not less than $1,000,000 and naming Seller as an additional insured, (2) worker’s compensation insurance coverage with limits of not less than that required by law, (3) employer’s liability insurance coverage against accident and disease with a limit of not less than $1,000,000 for each employee, and (4) contractual liability insurance. In addition, prior to allowing any consultant or other third party performing audits or other inspections of the environmental aspects of the Property, Buyer shall deliver to Seller certificates evidencing that Buyer and such party are covered by environmental liability insurance with a limit of not less than $1,000,000.

(d)                                 Buyer hereby indemnifies and holds harmless Seller from and against any and all liability, losses and damages (whether actual, direct, indirect, incidental or consequential), suits, claims, actions or other proceedings (including attorneys’ fees), and costs and expenses (including the costs of restoration, remediation and other similar activities) arising in any connection with the entry onto the Property by Buyer or any of its employees, agents, contractors or consultants. The foregoing indemnity shall survive any termination of or closing under this Agreement.

(c)                                  Buyer agrees that if the transaction contemplated by this Agreement does not occur due to termination prior to closing or for any other reason whatsoever,

Buyer shall deliver to Seller within 5 days after such termination copies of the Due Diligence Materials, as well as any tests or other reports regarding the Property prepared for Buyer by other third parties, all without representation or warranty of any kind as to the accuracy or completeness of the content or results of such third party reports, and all with the understanding that Buyer shall not be required to deliver to Seller any of Buyer’s memorandums., analyses or other internal workproduct relating to the Property.

Buyer acknowledges and agrees that Seller makes no representations or warranties of any kind regarding the physical (including environmental and structural) condition of the Property, except as may be expressly stated herein (if at all), and Buyer shall rely entirely on Buyer’s own examinations and inspections of the Property in determining whether to purchase the Property.

2.04                           Legal Review Period. Promptly after the Effective Date, Seller shall order, and deliver to Buyer upon receipt, (i) a current survey, which shall be certified according to ALTA standards or other standards substantially equivalent thereto (“Survey”), and (ii) a title insurance commitment with respect to the Property (“Title Commitment”). On or before the date on which the Study Period expires, Buyer shall notify Seller in writing of any defect in title to the Property or of any other matter which is indicated on the Survey or Title Commitment to which Buyer objects (using reasonable discretion). If Buyer does so notify Seller of a bona-fide defect in title or other matter reasonably objectionable to Buyer within the prescribed time, Seller shall have 10 business days in which to determine whether to cure the defect or other matter so objected to by Buyer and to notify Buyer of Seller’s decision in this regard; however, Seller shall not be required or obligated to expend any amount of money or take any other action to cure such defect or other matter. If Seller is unable to cure the defect or other matter so objected to by Buyer to the reasonable satisfaction of Buyer, Buyer shall have the right, as its sole remedy on account thereof, to either (i) waive such defect or other matter and take title to the Property without any adjustment in the Purchase Price, or (ii) terminate this Agreement and receive a return of the Deposit, provided that if Buyer elects to terminate this Agreement Buyer notifies Seller of its election to terminate within 5 business days after the Seller’s notice (or by the Closing Date defined in §5.03 hereof, if earlier), failing which option (i) will be applicable. In the event that Buyer fails to initially notify Seller in writing of a defect or other objectionable matter within the prescribed time as described above, or Buyer fails to terminate the Agreement within the prescribed time upon Seller’s failure to cure the defect or other matter to Buyer’s reasonable satisfaction, Buyer shall be deemed to have automatically waived any objection to the state of title to the Property or to any matter shown on the Survey and to have agreed to proceed to closing in accordance with the terms of this Agreement. In all events, at closing, Seller will cause to be paid off (with proceeds up to the Seller’s proceeds of sale) and released any mortgage or deed of trust encumbering title to the Property.

3.                                       Representations and Warranties.

3.01                           Seller’s Representations and Warranties. Seller hereby covenants, represents and warrants that to Seller’s knowledge:

(a)                                  Seller has been duly organized and is validly existing in good standing in the state of Seller’s formation.

(b)                                 All of the documents and information required to be delivered to Buyer pursuant to §2.01 and Exhibit B include all Leases and all Contracts to which Seller is a party with respect to the Property (including all amendments thereto). To Seller’s knowledge, Seller is not in breach or default under any of the Leases or Contracts, and, to Seller’s knowledge, no tenant or vendor or other party is in breach or default, and there are no facts or circumstances which, after notice or lapse of time (or both), would constitute or result in any such breach or default, under any of the Leases or Contracts.

(c)                                  There are not pending, nor to Seller’s knowledge threatened, any special assessments or condemnation actions with respect to the Property.

(d)                                 This Agreement has been, and all the documents to be delivered by Seller to Buyer at closing will be, duly authorized and shall constitute binding obligations, enforceable against Seller in accordance with the terms thereof.

(e)                                  This Agreement, and the transfer of the Property by Seller, shall not violate any contract, agreement or instrument to which Seller is a party or by which the Seller is bound.

(f)                                    To Seller’s knowledge, the Property does not contain any chemicals, materials or substances in violation of any law, rule or regulation relating to the storage, disposal or other handling of environmentally sensitive materials, including but not limited to (i) substances defined as hazardous wastes under the Resource Conservation and Recovery Act or regulations adopted thereunder, or (ii) hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act or regulations adopted thereunder, except for de minimis quantities of cleaning materials, materials which are stored and used in connection with the operation of the Property in compliance with all applicable laws and regulations, or as disclosed by any report or other materials delivered to Buyer pursuant to §2.01 and Exhibit B hereto.

(g)                                 The Property is not, or at closing hereunder will not be, subject to mechanics’ liens or other similar liens for services provided to or on behalf of the Seller.

(h)                                 The Seller is not a “foreign person” within the meaning of §1445(f)(3) of the Internal Revenue Code of 1986.

(i)                                     There are no court actions or other legal proceedings pending, nor to Seller’s knowledge threatened, against Seller or with respect to the Property before any court or administrative agency.

(j)                                     Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Seller’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

(k)                                  Seller is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively hereinafter referred to as the “Orders”). Neither the Seller nor any of its affiliates (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”), (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

(l)                                     Kristin L. Schneider, asset manager and vice president, and Eric Hines, associate and financial analyst (together the “Knowledge Parties”), are the persons responsible for supervision and management of the Property on behalf of the Seller.

Any reference in this Agreement to “knowledge,” “actual knowledge” or “best of knowledge” of Seller, or the receipt of notices or other communications by Seller, shall be deemed to mean the actual knowledge of the Knowledge Parties, and not any implied, imputed or constructive knowledge of either of such persons or of Seller, and without any independent investigation or inquiry having been made. Buyer acknowledges and agrees that neither Knowledge Party nor any other employee or agent of Seller shall have any duty or obligation under this Agreement or other law to make any affirmative investigation or inquiry of the matters covered by the foregoing provisions in order to determine the accuracy or truthfulness thereof. In addition, Buyer hereby acknowledges and agrees that except with respect to the foregoing representations and warranties set forth in this provision above, or that which may be expressly set forth elsewhere in this Agreement (if at all), the Property is to be conveyed by Seller to Buyer in “as-is, where-is” condition without warranty or representation, express or implied, as to zoning, physical condition, environmental condition, suitability for a particular purpose or any other matter whatsoever.

3.02                           Survival, Merger and Waiver. Upon closing hereunder the covenants, representations and warranties set forth in §3.01 above, as modified by the certificate delivered from Seller to Buyer at closing as described in §5.06, shall be deemed remade as of the date of closing hereunder and shall survive the closing for a period of nine (9) months. However, notwithstanding anything to the contrary herein, to the extent that any documents or information regarding the Seller or the Property are disclosed to Buyer prior to closing in writing, including, without limitation, any matters disclosed to Buyer in the Due Diligence Materials, the Property Information, any tenant estoppel certificate or any interview by Buyer or its representatives with any property manager, tenant, vendor, supplier or other persons, and Buyer nevertheless closes on purchase of the Property, Buyer shall be deemed to have accepted and to have waived any objection to or claim based on such documents or information. Furthermore, except with respect to any covenants, representations or warranties set forth herein which are expressly to survive closing hereunder, any and all covenants, representations and warranties contained in this Agreement shall merge in the deed and the other documents delivered at closing and shall not survive closing hereunder.

3.03                           Buyer’s Representations and Warranties. Buyer hereby covenants, represents and warrants to Seller as follows:

(a)                                  This Agreement has been, and all the documents to be delivered by Buyer to Seller at closing will be, duly authorized and executed and shall constitute binding obligations, enforceable against Buyer in accordance with the terms thereof.

(b)                                 This Agreement, and the acquisition of the Property by Buyer, shall not violate any contract, agreement or instrument to which Buyer is a party or by which the Buyer is bound.

(c)                                  Buyer has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (iv) suffered the attachment or other judicial seizure of all, or substantially all, of Buyer’s assets, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally, and Buyer has not planned or contemplated, and is not planning or contemplating, any of the foregoing.

(d)                                 Buyer is in compliance with the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively hereinafter referred to as the “Orders”). Neither the Buyer nor any of its affiliates (i) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists arc collectively referred to as the “Lists”), (ii) is a Person (as defined in the Order) who has been determined by competent authority to be subject to the prohibitions contained in the Orders, or (iii) is owned or controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts for or on behalf of, any person on the Lists or any other person who has been determined by competent authority to be subject to the prohibitions contained in the Orders. Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in the transactions contemplated herein, directly or indirectly, on behalf of, or instigating or facilitating the transactions contemplated herein, directly or indirectly, on behalf of, any such person, group, entity or nation.

(e)                                  Buyer is not (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), as defined in §3(3) of ERISA, nor a plan as defined in §4975(e)(l) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a “Plan”), (ii) a “governmental plan” as defined in §3(32) of ERISA, or (iii) a “party in interest,” as defined in §3(14) of ERISA, to a Plan, except with respect to plans, if any, maintained by Buyer, nor do the assets of Buyer constitute “plan assets” of one or more of such Plans within the meaning of Department of Labor Regulations §2510.3-101. Buyer is acting on its own behalf and not on account of or for the benefit of any Plan. Buyer has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA. Buyer has not assigned, and shall not assign, its interest under this Agreement to any entity, person or Plan in a manner which will cause a violation of ERISA.

(f)                                    Buyer agrees that the title insurer providing title insurance for Buyer in the transaction contemplated herein shall be the Escrow Agent.

3.04                           Conditions to Seller’s Closing. The continued accuracy in all material respects of the representations and warranties set forth in §3.03 above shall be a condition precedent to the Seller’s obligation to close hereunder. If any representation or warranty set forth in §3.03 above shall not be correct in any material respect at or before closing, Seller may terminate this Agreement upon written notice to Buyer of its election to do so, without prejudice to or limitation on Seller’s remedies on account of breach or default hereunder by Buyer.

4.                                       Pre-closing Obligations.

4.01                           Operations. Between the Effective Date and the Closing Date hereunder, Seller shall continue to operate the Property in the normal course of business and according to the same standards and procedures governing the Seller’s operation of the Property immediately prior to the Effective Date.

4.02                           New Leases. Between the Effective Date and the Closing Date, Seller shall not execute any new leases or lease amendments without Buyer’s prior written approval, which approval (i) with respect to the period prior to expiration of the Study Period, shall not be unreasonably withheld, conditioned or delayed, and (ii) with respect to the period after the Study Period, may be withheld by Buyer in its sole discretion. In the event that Buyer fails to respond within 3 business days after any request for approval of a lease or any other document, then Buyer’s approval shall be deemed granted. Furthermore, Buyer shall be responsible for paying, and shall indemnify and hold harmless Seller from, space improvement costs, leasing commissions and other similar expenses related to leases of space at the Property when and as due, provided that where Buyer’s consent is required with respect to any such obligations which arise in connection with the execution of a new lease after the Effective Date, such lease is approved or deemed approved by Buyer pursuant to this section.

4.03                           New Contracts; Title Instruments. Between the Effective Date and the Closing Date, Seller shall not execute any new Contracts or other documents or instruments affecting title to the Property, or (to the extent within Seller’s control) otherwise allow or permit the imposition of any liens or other encumbrances which affect title to the Property, without the prior written approval of the Buyer. In the event that Buyer fails to respond within 3 business days after any request for approval of a new Contract or other document, then Buyer’s approval shall be deemed granted. Furthermore, notwithstanding the foregoing, Seller shall have the right to enter into new Contracts with respect to the Property prior to the Closing Date, provided that such Contracts are terminable on notice of 30 days or less without termination cost or fee.

4.04                           Estoppel Letters. Seller shall request in writing from each of the two tenants at the Property an estoppel letter or certificate addressed to Buyer and in the respective form shown for such tenant in Exhibits C-1 and C-2 attached hereto. Seller shall deliver to Buyer at or before closing copies of any such estoppel certificates actually obtained by Seller.

4.05                           Marketing of Property. After the Effective Date, and until closing or earlier termination of this Agreement, Seller shall not actively market, or solicit offers for purchase of, the Property (with the understanding that unsolicited offers shall not violate the foregoing covenant).

5.                                       Closing and Settlement.

5.01                           Buyer’s Conditions to Closing. The satisfaction of each of the following conditions by the time of closing hereunder shall be a condition to the Buyer’s obligation to close hereunder:

(1)                                  All representations and warranties set forth in §3.01 above or elsewhere in this Agreement shall continue to be true and correct in all material respects.

(2)                                  Seller shall have performed all of its obligations and not be in breach or default hereunder past any applicable notice or grace period.

(3)                                  Seller shall have obtained and delivered to Buyer an estoppel letter or certificate from each of the tenants under the Leases. For purposes of this condition, an estoppel letter or certificate will be deemed to have been “delivered” if such letter or certificate is either (a) substantially in the form of Exhibit C hereto, or (b) in a form which states the basic information of the lease term (including expiration date), the base rent and any other rental amounts (including pass-through charges for operating expenses), and that the Seller as landlord is not in breach or default of any material term or condition in the applicable Lease.

To the extent that any one or more of the foregoing conditions is not satisfied in full by the time of closing, unless waived in writing by Buyer, Buyer shall have the right to terminate this Agreement by written notice to Seller, whereupon the Agreement shall be automatically terminated and the Deposit returned to Buyer, with the parties to have no further liability hereunder (except as may be expressly provided herein).

5.02                           Seller’s Conditions to Closing. The satisfaction of each of the following conditions by the time of closing hereunder shall be a condition to the Seller’s obligation to close hereunder:

(1)                                  All representations and warranties set forth in §3.03 above or elsewhere in this Agreement shall continue to be true and correct in all material respects.

(2)                                  Buyer shall have performed all of its obligations and not be in breach or default (past any applicable notice and grace period) hereunder.

To the extent that any one or more of the foregoing conditions is not satisfied by the time of closing, unless waived in writing by Seller, Seller shall have the right to terminate this Agreement by written notice to Buyer, whereupon the Agreement shall be automatically terminated and the Deposit returned to Buyer, and the parties shall have no further liability hereunder (except as may be expressly provided herein). Notwithstanding the foregoing, in the event that the failure of the condition to closing is due to a breach or default by Buyer past any applicable notice and grace period hereunder, Seller shall have all rights and remedies provided herein upon such breach or default by Buyer.

5.03                           Closing Date. Closing and settlement of the purchase and sale transaction contemplated herein shall occur on that date which is 15 days after expiration of the Study Period, or on such earlier date as may be agreed upon by the parties (the “Closing Date”).

5.04                           Deed and Title. At closing, Seller shall deliver to Buyer a special warranty deed in customary form upon payment of the Purchase Price (subject to closing adjustments provided herein) to Seller. Title to the Property as conveyed by such deed shall be subject to (a) liens securing payment of taxes, assessments and other public charges imposed in connection with the Property but which are not yet due as of the Closing Date, (b) all matters indicated on the Title Commitment which are not objected to by Buyer in accordance with §2.04 above, (c) any matters which could be disclosed by an accurate survey of the Property, (d) any zoning, subdivision or other public laws and regulations, and (e) the Leases.

5.05                           Additional Conveyances. At closing, Seller shall execute and deliver to Buyer the following documents, each of which shall be prepared by or reasonably acceptable to Seller:

(a)                                  A bill of sale, conveying to Buyer without warranty or representation and without recourse, title to all personal property owned by Seller and located at the Property.

(b)                                 An assignment by Seller, with an assumption by Buyer, of (i) all Leases of space at the Property, (ii) all Contracts related to the Property, and (iii) all equipment leases and all warranties and other rights relating to the Property which are assignable without charge or restriction. Such assignment shall be solely an instrument of transfer and shall not contain any indemnities or other covenants which are not in set forth, in substance, in this Agreement.

(c)                                  Buyer’s form letter to each tenant and vendor at the Property notifying such parties of the sale of the Property to Buyer, which letter shall be reasonably satisfactory to Seller.

(d)                                 Evidence, in form satisfactory to the Buyer’s title insurer, of Seller’s power and authority to enter into this transaction.

(e)                                  A written certificate stating that all representations and warranties contained in §3.01 above remain, as of the Closing Date, correct in all material respects as when first made hereunder or, if not correct, stating the extent to which any such representations and warranties are not correct.

5.06                           Possession; Further Assurances. Possession of the Property shall be delivered to the Buyer on the Closing Date. In addition, on or before the Closing Date, Seller shall deliver to Buyer the Seller’s copies of all leases (including all amendments thereto). In addition, Seller and Buyer agree to execute and deliver at closing such other documents or instruments as are necessary or appropriate to consummate the transactions described herein, provided that such other documents or instruments shall not increase in any material fashion the obligations or liabilities of the respective parties hereunder.

5.07                           Prorations. The following provisions shall apply to the division of funds, obligations and payments between the parties as of closing hereunder:

(a)                                  The parties shall adjust and prorate the following items as of 11:59 p.m. on the Closing Date:

(1)                                  All rent, including base rent, minimum rent and percentage rent (if any), which relates to the months or other applicable periods up through the month or other applicable period within which the closing occurs. Any rent which is payable in arrears shall be adjusted on the basis of figures equivalent to the rent payable for the immediately preceding rent period, then readjusted after closing upon determination of final, actual amounts in accordance with this section. Seller shall not be entitled to receive a credit for any rental amounts which arc overdue and delinquent at the time of closing. Seller shall have the right to take action, including suit in court, to collect such delinquent amounts from the applicable tenant(s) after closing, provided that Seller shall not assert any action for eviction or other action for possession of any tenant’s space, and Buyer agrees to pay to Seller any such delinquent amounts, which are applicable to the period prior to closing, but which are received by Buyer.

(2)                                  All amounts payable by tenants at the Property as periodic estimates of the costs of utilities, taxes, insurance, maintenance, repairs and other operating expenses relating to the months or other applicable periods up through the month or other applicable period within which the closing occurs shall be credited to Buyer less amounts validly spent on items for which such charges were collected in accordance with the tenant’s lease. At least 5 days prior to closing, Seller shall provide Buyer with reasonable documentation evidencing amounts collected and spent. Seller shall not receive a credit for any estimates of expenses which are overdue and delinquent at the time of closing. Seller shall have the same rights of collection, and Buyer the same obligation of payment, with respect to such estimates as are set forth for rental amounts in §5.07(a)(1) above (and as limited by such provision).

(3)                                  All real property taxes, assessments and other governmental impositions of any kind or nature, including any special assessments or similar charges, accrued or imposed in any connection with the Property (collectively “Taxes”), which relate to the tax year or other applicable period within which the closing occurs, to the extent such Taxes are payable to the authorities in advance of the applicable period. With respect to Taxes payable to the authorities in arrears after expiration of the applicable period, and with respect to any portion of the Taxes which are payable by any tenant directly to the authorities, no proration or adjustment shall be made.

(4)                                  All fees, costs and expenses incurred in connection with the Property, including but not limited to fees, costs and expenses under maintenance, trash removal, janitorial or other service contracts and water, sewer and utility charges, which relate to the period within which the closing occurs, as well as any other costs or expenses for which the tenants at the Property pay periodic estimates or other pass-through charges as described in §5.07(a)(2) above.

(b)                                 The parties agree that in the event the Buyer does not deliver to the Escrow Agent the necessary funds for closing in sufficient time for the Seller’s proceeds thereof to be delivered to Seller’s account pursuant to § 1.02(b) by 4:00 P.M. Eastern Standard Time on the Closing Date, then the prorations described in Subsection (A) above shall be recalculated as of 11:59 P.M. Eastern Standard Time the next day (or, if later, the first day on which Seller has such funds by 1:00 P.M. Eastern Standard Time). Such recalculation shall not diminish or otherwise affect the parties’ obligation to close at the time and at the place required by the terms of this Agreement.

(c)                                  Seller shall transfer to Buyer a credit against the Purchase Price equal to the total amount held by the Landlord as cash security deposit money under tenant leases in connection with the Property. Buyer shall pay or credit to Seller at closing an amount equal to the amount of any utility or other deposits posted or held by utility suppliers or other parties with respect to the Property, and Seller shall assign to Buyer all rights to receipt or return of such deposits. All leasing commissions and tenant improvement costs arising in connection with leases, lease amendments or other agreements with tenants which are entered into by Seller on or after the Effective Date and before closing shall be assumed and paid by Buyer, with an adjustment of the Purchase Price to be made at closing in order to credit to Seller any payments of such amounts made by Seller prior to closing. In addition, Buyer shall assume and pay, and hereby indemnifies Seller from, any commissions or fees becoming payable to brokers or agents after closing, including commissions or fees which become payable after closing on account of property visits, lease negotiations or other broker or agent activities taking place prior to closing.

(d)                                 The obligations under this section shall survive closing. In the event that any errors in prorations or adjustments made at closing are discovered after closing, the parties shall promptly re-adjust the subject amounts, with such payments to be made between the parties as are necessary to correct the errors. In all events, the parties shall make such adjustments, or confirm in writing that no such adjustments are necessary, within 120 days after the end of the calendar year in which the closing occurs.

5.08                           Closing Costs. Buyer shall pay any and all transfer, recordation, documentary stamp and other similar taxes and charges imposed in connection with the delivery and recordation of a deed for the Property and otherwise in connection with this transaction. In addition, Buyer shall pay all costs of the examination of title and all title insurance policy premiums (including the costs of endorsements), any costs of obtaining a current survey of the Property, and any other costs of Buyer’s due diligence with respect to the Property. Seller and Buyer shall each pay the costs of its own counsel.

6.                                       Casualty and Condemnation.

6.01                           Substantial Event. If between the Effective Date and the Closing Date, any improvements on the Property are destroyed or damaged to such an extent that the costs to repair are in excess of $375,000.00 (as determined by estimates of Landlord’s insurer), or condemnation proceedings are commenced against the Property or any part thereof which involve the elimination of rentable space or points of access to the Property without substitute space or alternative access being available, or on account of any such casualty or condemnation any tenant is permitted to terminate its lease for space at the Property (provided that this clause will not apply if the tenant waives such right to terminate in writing prior to closing), Buyer may terminate this Agreement and receive a return of its Deposit.  However, in the event of such casualty or condemnation, Buyer shall have the right to elect not to terminate this Agreement, in which case any proceeds of insurance or condemnation awards payable by reason of such damage or condemnation shall be paid or effectively assigned to Buyer, and in the case of casualty, Buyer shall receive a credit against the Purchase Price equal to the amount of any deductible under the applicable insurance.

6.02                           Insubstantial Event. If between the date hereof and the Closing Date, the improvements on the Property are damaged to such an extent that the costs to repair are equal to or less than $375,000.00 (as determined by estimates of Landlord’s insurer), or if any improvements on the Property are destroyed or damaged to such an extent that the costs to repair are in excess of $375,000.00 but Buyer elects not to terminate the Agreement, or condemnation proceedings are commenced against the Property or any part thereof which do not involve the elimination of rentable space or points of access to the Property or with respect to which substitute space or alternative access is available, then (i) any proceeds of insurance or condemnation awards payable by reason of such damage or condemnation shall be paid or effectively assigned to Buyer, (ii) in the case of casualty, Buyer shall receive a credit against the Purchase Price equal to the amount of any deductible under the applicable insurance, and (ii) Buyer shall proceed to closing hereunder.

6.03                           Notice of Event. Seller shall notify Buyer in writing of any casualty occurring to the Property, or any condemnation proceeding which is commenced with respect to the Property, promptly upon learning of such casualty or condemnation.

7.                                       Default/Remedies.

7.01                           Default by Seller. If Seller breaches or defaults in any covenant or obligation under this Agreement prior to closing (but not including the breach of any representation or warranty set forth in §3.01 hereof), and such breach or default is not cured within a reasonable time after written notice from Buyer, then Buyer shall have, as its sole option and remedy on account thereof, the right to either (a) enforce this Agreement by specific performance, or (b) terminate this Agreement and receive a return of the Deposit together with a reimbursement of Buyer’s out-of-pocket costs and expenses incurred in connection with this transaction up to (but not exceeding) an amount of $50,000.00.

7.02                           Default by Buyer. If prior to closing, Buyer breaches any covenant, warranty or representation contained in this Agreement, then Seller shall have the right to retain the full amount of the Deposit hereunder, as Seller’s sole remedy and liquidated damages on account of the Buyer’s default, and upon written notice of the exercise of such right from Seller to the Escrow Agent, the Escrow Agent shall pay to Seller the full amount of the Deposit then held by Escrow Agent. Notwithstanding the foregoing, this provision shall not limit the Seller’s right and claim against Buyer for any portion of the total Deposit which is not paid to Seller, and further provided that this provision shall not limit the Seller’s right to pursue and recover on a claim with respect to any indemnity obligations of Buyer that expressly survive termination of this Agreement. The parties agree that the Seller’s actual damages would be difficult to ascertain and that the total Deposit is the parties’ best and good faith estimate of such damages and not a penalty.

8.                                       Provisions Regarding Escrow Agent.

8.01                           Administration of Deposit. The Escrow Agent agrees to invest, hold and either forfeit to Seller or apply at closing the Deposit in accordance with the terms and conditions of this Agreement.

8.02                           Limitation on Liability. The following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent:

(a)                                  The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the (i) sufficiency, correctness, genuineness or validity of any written instrument, notice or evidence of a party’s receipt of any instruction or notice which is received by the Escrow Agent, or (ii) identity or authority of any person executing such instruction, notice or evidence.

(b)                                 The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own breach of this Agreement, willful misconduct or gross negligence.

(c)                                  The Escrow Agent shall not be responsible for the solvency or financial stability of any financial institution with which Escrow Agent is directed to invest funds escrowed hereunder.

(d)                                 The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow.

(e)                                  In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, the Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.

9.                                       Confidentiality. Prior to the Closing Date, Buyer expressly agrees to protect and hold in the strictest confidence the transactions contemplated by this Agreement, the documents and information provided by Seller to Buyer under §2.01 hereof or otherwise (except for that which is readily available to the public), and the results of any inspections, studies or reports generated by or on behalf of the Buyer, and all negotiations between the parties. Notwithstanding the foregoing, Buyer shall be permitted to disclose such matters, as appropriate, to its officers, directors, employees and partners and to its attorney(s), surveyor, title insurer, broker and accountants, provided that Buyer requires such parties, in writing, to observe the foregoing covenant regarding confidentiality, and Buyer shall be permitted to make such disclosures as are required by any applicable securities laws or the rules of any securities exchange applicable to Buyer or its affiliates. Buyer further agrees that if the transaction contemplated by this Agreement does not occur for any reason whatsoever, Buyer shall promptly return to Seller all copies of documents and other written materials related to the transaction furnished to the Buyer and such other parties under §2.01 or otherwise.

10.                                 Miscellaneous.

10.01                     Assignment. Buyer represents to Seller that Buyer intends to purchase the Property for Buyer’s own investment purposes. Likewise, Buyer shall not assign or transfer this

Agreement or any interest herein or in the Property to any third party without the prior written consent of the Seller. However, Seller agrees to not unreasonably withhold its consent to any request by Buyer for consent to an assignment of this Agreement prior to closing to a single asset entity formed solely for the purpose of holding title to the Property for benefit of Buyer. Likewise, Seller may withhold its consent to, and Buyer hereby agrees to not undertake, any assignment for the purpose of transferring directly or indirectly the rights to purchase the Property in return for monetary consideration. Upon any assignment, the original named Buyer herein shall not be released but shall remain primarily responsible for all duties, obligations and liabilities of the Buyer hereunder. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

10.02                     No Personal Liability. No employee, officer, director, trustee, partner or affiliate of Seller, or any investment manager or other agent of Seller, shall be personally liable or responsible for any duties, obligations or liabilities of the Seller hereunder or in any other connection with the Property or this transaction.

10.03                     Limitation of Assets. To the extent that Seller has obligations or liabilities following closing under §3.01 and §3.02 or otherwise under this Agreement, recourse for enforcement of such obligations or liabilities (if any) shall be limited to the Seller’s proceeds from sale of the Property hereunder or, if lesser, an amount of $375,000.00, and no action may be taken with respect to any greater amounts or other assets of Seller. However, this provision shall not be construed or interpreted as creating any such obligations or liabilities of Seller, which shall be determined by other provisions of this Agreement. In addition, and notwithstanding the foregoing, Buyer agrees that it shall have no rights, and shall take no action in suit or otherwise, with respect to any breach of any representation or warranty, which is set forth in §3.01 hereof and to survive the Closing Date under §3.02 hereof, to the extent that the actual damages suffered by Buyer on account thereof do not exceed, in the aggregate, an amount of $25,000.00 (with the understanding that if such damages exceed $25,000.00 Buyer may claim the full amount up to the maximum amount set forth in the first sentence of this paragraph above).

10.04                     Limitation of Claims. No statutory or other legal rights under federal, state or local laws and/or regulations shall apply between the parties with respect to the Property and the transactions contemplated by this Agreement, and the parties are liable only pursuant to the covenants, representations and/or warranties expressly stated in this Agreement and the documents to be delivered at closing, and no other agreements, laws or regulations. Without limitation on the foregoing, upon closing hereunder, Buyer shall be deemed to have automatically released and discharged forever the Seller and all employees, officers, directors, trustees, partners and affiliates of Seller, as well as any investment manager and other agents of Seller, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including but not limited to court costs and attorneys’ fees and disbursements), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property including, without limitation, all structural and seismic elements, all mechanical, electrical, plumbing, sewage, heating, ventilating, air conditioning and other systems, the environmental condition of the Property and the presence of hazardous or dangerous materials or substances on, under or about the Property, or (ii) any law or regulation applicable to the Property, including but not limited to any environmental statutes, rules and regulations, any zoning laws, building codes or other regulations, and any other federal, state or local law.

10.05                     Notices. All notices given in connection with this Agreement shall be effective as of the date personally delivered, one day after the date delivered to overnight courier, on the day delivered by confirmed facsimile transmission, or three days after being mailed by U.S. Mail (postage prepaid), as the case may be, if sent to the parties at the following addresses:

Seller’s notice address:

c/o LaSalle Investment Management, Inc.

100 East Pratt Street, Suite 2030

Baltimore, Maryland 21202

Attn: Eric Hines

Fax #: (410) 347-0612

With a copy to:

c/o LaSalle Investment Management, Inc.

4636 Old Pond Drive

Plano, Texas 75024

Attn: Kristin L. Schneider

Fax #: (312) 601-1398

And a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

100 Light Street, Suite 1300

Baltimore, Maryland 21202

Attn: Thomas E. D. Millspaugh

Fax #: (410) 986-2828

Buyer’s notice address:

518 17th Street, Suite 1700

Denver, Colorado 80202

Attn: W. Jeffrey Jones

Fax #: (303) 228-2201

With a copy to:

Mayer, Brown, Rowe & Maw LLP

71 South Wacker Drive

Chicago, Illinois 60606

Attn: Milos Markovic

Fax #: (312) 706-8505

Escrow Agent’s notice address:

19 East Fayette Street, Suite 300

Baltimore, Maryland 21202

Attn: Terry Arenson

10.06                     Entire Agreement. This Agreement contains all agreements of the parties with respect to the Property and supersedes any prior discussions, contracts or other agreements with respect thereto. No modifications to this Agreement or waivers of any rights or benefits provided herein shall be binding unless signed by the party against whom such modification or waiver is sought to be enforced. Notwithstanding the foregoing, in the event that the Seller and Buyer agree to and execute any written amendment or other document modifying this Agreement, which does not directly modify the obligations of the Escrow Agent hereunder, the Escrow Agent shall not be required to execute such amendment or other agreement in order for the document to be fully effective and enforceable.

10.07                     Broker. Each of Seller and Buyer represents and warrants to the other that it has not dealt with any broker or finder in connection with the transaction contemplated by this Agreement, except for The Flynn Company (the “Broker”), to whom Seller shall pay a commission at closing according to separate agreement. Each of Seller and Buyer indemnifies and holds the other harmless from and against any losses, damages, costs or expenses (including attorneys’ fees) incurred by such other party due to a breach of the foregoing warranty and representation. The foregoing indemnity shall survive closing.

10.08                     Attorney’s Fees. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, whether prior to or after closing, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.

10.09                     Perpetuities. If the rule against perpetuities would invalidate this Agreement or any portion hereof, due to the potential failure of an interest in property created herein to vest within a particular time, then notwithstanding anything to the contrary herein, each such interest in property must vest, if at all, before the passing of 21 years from the date of this Agreement, or this Agreement shall become null and void upon the expiration of such 21 year period and the parties shall have no further liability hereunder.

10.10                     Severability. No determination by any court, governmental body or otherwise that any provision of this Agreement or any amendment hereof is invalid or unenforceable in any instance shall affect the validity or enforceability of any other such provision or such provision in any circumstance not controlled by such determination. Each such provision shall be valid and enforceable to the fullest extent allowed by, and shall be construed wherever possible as being consistent with, applicable law.

10.11                     Recording. This Agreement may not be recorded among the land records or among any other public records without the Seller’s prior written consent (which consent may be withheld for any reason).

10.12                     Counterparts. This Agreement may be signed in counterparts and shall be fully enforceable when signed in such manner.

10.13                     Exchange. Seller reserves the right to incorporate the sale and purchase of the Property as part of a like-kind exchange under §1031 of the Internal Revenue Code, and the Buyer agrees to cooperate in such exchange, and to execute any documents necessary therefor, provided that (i) there is no delay in the Closing Date, (ii) Buyer does not have to take title to any other property, and (iii) Buyer shall incur no additional liability or costs for participating in such exchange.

10.14                     Post-Closing Audits. Seller agrees, at Buyer’s expense, to cooperate with and assist Buyer to the extent reasonably required for Buyer to comply with any financial reporting requirements applicable to the Buyer or any of its affiliates following closing hereunder.

10.15                     Timing. The phrase “business days” as used herein shall mean the days of Monday through Friday, excepting only federal holidays. The phrase “calendar days” as used herein shall mean all days of the week, including all holidays. The term “days” without reference to calendar or business days shall mean calendar days. Time is of the essence of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

WITNESS:	SELLER:

MID-ATLANTIC (PENCADER) INDUSTRIAL CORPORATION

	By:	LaSalle Investment Management, Inc. Advisor and Duly Authorized Agent

	By:		(SEAL)
Name (print):	Name (print):
Title (print):

Date of execution:

WITNESS:	BUYER:

DCT INDUSTRIAL OPERATING
PARTNERSHIP LP

	By:	DCT Industrial Trust Inc., General Partner

	By:		(SEAL)
Name (print):	Name (print):
Title (print):

Date of execution:

WITNESS:	ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

	By:		(SEAL)
Name (print):	Name (print):
Title (print):

Date of execution:

Attachments

Exhibit A - Plat/Description of Property

Exhibit B - List of Due Diligence Materials

Exhibit C-l - Tenant Estoppel (Aearo Companies)

Exhibit C-2 - Tenant Estoppel (Continental Trophies, Inc.)

EXHIBIT “A”

ALL that certain lot, piece or parcel of land, situate in Pencader Hundred, New Castle County, State of Delaware, and shown as Parcel 11, Pencader Corporate Center, on a Record Minor Subdivision Plan, Drawing No. 8802526-3266, dated February 4, 1988, prepared by McBride & Ziegler, Inc., Professional Land Surveyors, and recorded March 15, 1988, in the Office of the Recorder of Deeds, in and for New Castle County and State of Delaware, at Wilmington on Microfilm Record No. 9092, and subsequently revised by Record Minor Land Development Plan, Drawing No. 8802541-3313 dated June 10, 1988 and recorded in the Office of the Recorder as aforesaid on Microfilm Record No. 9426 and more particularly bounded and described as follows, to wit:

BEGINNING at a point in the southerly right of way line of “Pencader Drive” (a public road at 60 feet wide), said point of Beginning being also a corner for Parcel 8, Pencader Corporate Center, and which point of Beginning can be located along said southerly right of way line from the Northeasterly end of a 110.00 feet radius junction curve joining the said southerly right of way line with the easterly right of way line of “Otts Chapel Road”, also known as Road 8, by the three following courses and distances: (1) North 89° 37’ 57” East, 430.04 feet to a point of curvature; (2) on a curve to the left having a radius of 3030.00 feet, an arc distance of 195.92 feet, the chord equivalent being 195.88 feet measured North 87° 46’ 48.5” East to the point of tangency; and (3) North 85° 55’ 40” East, 567.04 feet to the point of Beginning; THENCE along said southerly right of way line the three following courses and distances; (1) North 85° 55’ 40” East, 611.49 feet to a point of curvature; (2) on a curve to the right, having a radius of 1970.00 feet, an arc distance of 234.89 feet, the chord equivalent being 234.75 feet measured North 89° 20’ 37” East to the point of tangency; and (3) South 87° 14’ 26” East, 150.00 feet to a corner for Parcel 12, Pencader Corporate Center; THENCE South 10° 17’ 56” East along the westerly boundary of Parcel 12, Pencader Corporate Center, 538.03 feet to a point in the centerline of a branch of “Muddy Run”; THENCE along the centerline of said branch the six following courses and distances; (1) South 71° 04’ 43” West, 34.49 feet to a point; (2) South 11° 21’ 46” West, 52.00 feet to a point; (3) South 46° 32’ 16” West, 83.40 feet to a point; (4) North 41° 57’ 07” West 46.26 feet to a point; (5) South 77° 50’ 11” West, 53.94 feet to a point; and (6) South 47° 57’ 20” West, 47.92 feet to a corner for lands now or formerly of Thomas A. Brown; THENCE by lands now or formerly of Thomas A. Brown the three following courses and distances: (1) North 6° 24’ 54” West, 198.00 feet to a point; (2) North 86° 47’ 43” West, 552.75 feet to a point; and (3) South 81° 52’ 43” West, 266.17 feet to a corner for Parcel 8, Pencader Corporate Center, as shown on Microfilm Record No. 8859; THENCE North 4° 04’ 20” West along the easterly boundary of Parcel 8, Pencader Corporate Center, a distance of 430.08 feet to the point of BEGINNING.

A-1

EXHIBIT B

LIST OF DUE DILIGENCE MATERIALS

(1)                                  Annual operating statements in the form periodically maintained by Seller for the prior two calendar years and for the current year to date.

(2)                                  The most recent rent roll statement in the form and with the information maintained by Seller from time to time.

(3)                                  Common area maintenance reconciliations for the prior two calendar years and, to the extent previously prepared, for the current year to date.

(4)                                  A schedule of capital expenditures for the previous two calendar years and the current year to date.

(5)                                  All leases (with any amendments thereto) of any portions of the Property which are in effect on the Effective Date.

(6)                                  Any roof, HVAC or other warranties or guaranties (if any) with respect to the Improvements.

(7)                                  Any survey of the Property prepared for Seller at the time of Seller’s acquisition of the Property.

(8)                                  Any Phase I or Phase II environmental audit or other study performed for Seller in connection with Seller’s acquisition of the Property.

(9)                                  Bill(s) for real estate taxes and assessments to the extent issued and covering the period of Seller’s ownership.

(10)                            All contracts or agreements to which Seller is a party and providing for maintenance, janitorial services, trash removal, landscaping, snow removal, HVAC maintenance and other ongoing services in connection with the Property.

(11)                            Any title policy insuring Seller and all endorsements thereto.

(12)                            A list of any personal property owned by Seller and located at the Property.

(13)                            Documents pertaining to any litigation and/or condemnation affecting the Property.

EXHIBIT C-1

TENANTS ESTOPPEL CERTIFICATE

The undersigned, AEARO Company (“Tenant”), leasing space designated as 405 Pencader Drive (the “Premises”) in the real estate project known as 405 Pencader Drive (the “Property”) in Newark, Delaware, hereby certifies and covenants to LaSalle Investment Management, Inc., any assignee of such party or other purchaser of the Property, and their agents, successors and assigns (collectively “Purchaser”) and any lender holding a mortgage on the Property (“Lender”), that:

1.                                       Tenant has possession of the Premises pursuant to a written lease dated April 1, 2003, which lease has been amended by agreement dated October 1, 2004 (the“First Amendment”) and by Second Amendment of lease dated September 15, 2005 (the “Second Amendment”) (Collectively the “Lease”). The Lease has not been amended, modified or supplemented in any other manner. A copy of the Lease, including all amendments and exhibits, is attached to this Certificate.

2.                                       The term of such Lease is 38 months, commencing on July 1, 2006 and ending on August 31, 2009. Tenant has no options to extend the term of the Lease for an additional period, or options to terminate the Lease prior to its scheduled expiration.

3.                                       Tenant presently occupies the Premises, which is comprised of 97,002 rentable square feet of space. Tenant has no options or rights of first offer or refusal to expand the Premises. Any improvements or repairs required of the landlord under the Lease (“Landlord”) have been satisfactorily completed prior to the date hereof. Any allowances and other payments due to Tenant from the Landlord under the terms of the Lease (if any) have been paid in full.

4.                                       The current monthly installment of fixed or base rent (“Base Rent”) under the Lease is equal to $33,546.53 commencing September 1, 2006. In addition to Base Rent, the Lease requires Tenant to pay pro rata shares of certain operating expenses incurred at the Property, initially in estimates and adjusted at year-end, all as additional rent (“Additional Rent”) and as follows:

The percentage which is Tenant’s pro rata share is 75.28%.

Common Area Expenses:  Pro rata share of expenses of maintenance and repairs incurred in connection with the Property. The current monthly estimate of common area expenses paid by Tenant is $5,343.00.

Insurance Premiums:  Pro rata share of insurance premiums incurred in connection with the property. The current monthly estimate of insurance premiums paid by Tenant, if not included in common area expenses, is $179.00.

Real Estate Taxes:  Pro rata share of real estate taxes imposed on the property. The current monthly estimate of real estate taxes paid by Tenant, if not included in common area expenses, is $3,671,00.

5.                                       All Base Rent and Additional Rent has been paid through    2005, and the next installment is due    1, 2005. No rent or other charges have been paid for the period beyond such date. No additional free rent periods or other allowances or concessions remain unpaid or unapplied.

6.                                       Tenant has no security deposit requirement in Lease.

7.                                       Tenant is not in default under the Lease and is current in the payment of all Base Rent, Additional Rent and other charges required to be paid thereunder.

8.                                       The Lease is valid and fully enforceable. The Tenant has not assigned the Lease or subleased the Premises to any party in any manner, directly or indirectly, prior to the date hereof.

9.                                       Tenant has no set-off, counterclaim or other action of any kind against the Landlord. The Landlord has complied with all terms of the Lease and, to the Tenant’s knowledge, is not in breach or default of the Lease in any manner.

10.                                 Tenant has no option or other right to purchase the Premises or the building in which the Premises are located. The Lease contains no options, rights of first refusal, rights of first offer, or other similar rights, including but not limited to rights to terminate the Lease [except as expressly described above].

11.                                 Tenant has not been notified of any potential violations of any laws or regulations with respect to the Premises or its use of the Premises.

12.                                 The address set forth in the Lease for sending notices to Tenant under the Lease is still applicable and correct.

The Tenant executes this Estoppel Certificate for benefit of the Purchaser, Lender and other parties described herein, with the understanding that such parties intend to rely thereon. In the event of any conflict between the terms of the Lease and this Estoppel Certificate, the terms of this Estoppel Certificate shall govern. Likewise, the individual executing this Certificate on behalf of Tenant hereby represents that such party is fully authorized to execute this Estoppel

Certificate and to bind Tenant thereto.

AEARO COMPANY

By:		(SEAL)
Name:
Title:

Date:

EXHIBIT C-2

TENANT’S ESTOPPEL CERTIFICATE

The undersigned, Continental Trophies, Inc. (“Tenant”), leasing space designated as 405 Pencader Drive (the “Premises”) in the real estate project known as 405 Pencader Drive (the “Property”) in Newark, Delaware, hereby certifies and covenants to LaSalle Investment Management, Inc., any assignee of such party or other purchaser of the Property, and their agents, successors and assigns (collectively “Purchaser”) and any lender holding a mortgage on the Property (“Lender”), that:

1.                                       Tenant has possession of the Premises pursuant to a written lease dated December 2, 2004. The Lease has not been amended, modified or supplemented in any other manner. A copy of the Lease, including all amendments and exhibits, is attached to this Certificate.

2.                                       The term of such Lease is five (5) years, commencing on February 1, 2005 and ending on January 31, 2010. Tenant has no options to extend the term of the Lease for an additional period, or options to terminate the Lease prior to its scheduled expiration.

3.                                       Tenant presently occupies the Premises, which is comprised of 31,858 rentable square feet of space. Tenant has no options or rights of first offer or refusal to expand the Premises. Any improvements or repairs required of the landlord under the Lease (“Landlord”) have been satisfactorily completed prior to the date hereof. Any allowances and other payments due to Tenant from the Landlord under the terms of the Lease (if any) have been paid in full.

4.                                       The current monthly installment of fixed or base rent (“Base Rent”) under the Lease is equal to $10,672.43.  In addition to Base Rent, the Lease requires Tenant to pay pro rata shares of certain operating expenses incurred at the Property, initially in estimates and adjusted at year-end, all as additional rent (“Additional Rent”) and as follows:

The percentage which is Tenant’s pro rata share is 24.72%.

Common Area Expenses:  Pro rata share of expenses of maintenance and repairs incurred in connection with the Property. The current monthly estimate of common area expenses paid by Tenant is $1,755.73.

Insurance Premiums:  Pro rata share of insurance premiums incurred in connection with the property. The current monthly estimate of insurance premiums paid by Tenant, if not included in common area expenses, is $179.00.

Real Estate Taxes:  Pro rata share of real estate taxes imposed on the property. The current monthly estimate of real estate taxes paid by Tenant, if not included in common area expenses, is $1,205.00.

5.                                       All Base Rent and Additional Rent has been paid through     2005, and the next installment is due     1, 2005. No rent or other charges have been paid for the period beyond such date. No additional free rent periods or other allowances or concessions remain unpaid or unapplied.

6.                                       Tenant has deposited $10,000 in cash with Landlord to be held as a security deposit under the Lease.

7.                                       Tenant is not in default under the Lease and is current in the payment of all Base Rent, Additional Rent and other charges required to be paid thereunder.

8.                                       The Lease is valid and fully enforceable. The Tenant has not assigned the Lease or subleased the Premises to any party in any manner, directly or indirectly, prior to the date hereof.

9.                                       Tenant has no set-off, counterclaim or other action of any kind against the Landlord. The Landlord has complied with all terms of the Lease and, to the Tenant’s knowledge, is not in breach or default of the Lease in any manner.

10.                                 Tenant has no option or other right to purchase the Premises or the building in which the Premises are located. The Lease contains no options, rights of first refusal, rights of first offer, or other similar rights, including but not limited to rights to terminate the Lease.

11.                                 Tenant has not been notified of any potential violations of any laws or regulations with respect to the Premises or its use of the Premises.

12.                                 The address set forth in the Lease for sending notices to Tenant under the Lease is still applicable and correct.

The Tenant executes this Estoppel Certificate for benefit of the Purchaser, Lender and other parties described herein, with the understanding that such parties intend to rely thereon. In the event of any conflict between the terms of the Lease and this Estoppel Certificate, the terms of this Estoppel Certificate shall govern. Likewise, the individual executing this Certificate on behalf of Tenant hereby represents that such party is fully authorized to execute this Estoppel

Certificate and to bind Tenant thereto.

CONTINENTAL TROPHIES, INC.

By:		(SEAL)
Name:
Title:

Date: